INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies, Inc. on Form S-8 of our report dated April 2, 2018, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc.  as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 appearing in the Annual Report on Form 10-K of BioRestorative Therapies, Inc.  for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp
New York, NY
November 15, 2018